Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:	At Hayden IR:
Jason Napolitano, Executive Vice President & CFO	Brett Maas, Managing Partner
(970) 493-7272, Ext. 4105	(646) 536-7331
brett@haydenir.com

Heska Announces 19.0% Revenue Growth
for Fourth Quarter of Fiscal 2012

$18.5 Million in Revenue, $720,000 in Operating Income for Q4 2012;
$72.8 Million in Revenue, $2.2 Million in Operating Income for Full Year 2012;
Acquisition of Cuattro Vet Positions Heska for Accelerated Growth
LOVELAND, CO, February 25, 2013 --Heska Corporation (NASDAQ:HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its fourth quarter and full year ended December 31, 2012.  The Company previously announced the acquisition of 54.6% of Cuattro Vet US, LLC  ("Cuattro Vet").

Fourth Quarter 2012 Highlights:
•	Consolidated revenue increased 19.0% to $18.5 million, compared to $15.5 million in the fourth quarter of 2011.
•	Core Companion Animal Health revenue increased approximately 23.0%, while Other Vaccines, Pharmaceuticals and Products revenue remained steady as compared to the fourth quarter of 2011.
•	12.3% increase in year-over-year quarterly gross profit and a 40.1% gross margin, compared to 42.5% in the fourth quarter of 2011.
•	$720 thousand in operating income compared to $414 thousand in operating income in the fourth quarter of 2011.
•	Heska completed the year with $5.8 million in cash, $2.6 million in debt and $18.6 million in working capital.

Full Year 2012 Highlights:
•	Full year revenue increased approximately 3.9% to $72.8 million compared to revenue of $70.1 million in the prior year.
•	Core Companion Animal Health revenue grew 7.0% to $61.5 million and Other Vaccines, Pharmaceuticals and Products revenue decreased 10.2% to $11.3 million as compared to the prior year.
•	Gross profit was $31.1 million, or 42.7% gross margin, compared with gross profit of $29.2 million, or 41.7% gross margin in 2011.
•	Operating income was $2.2 million compared to operating income of $3.2 million in 2011.

"This was a solid year for Heska, with continued profitability and growth, and this performance positioned us to make what we believe will be a powerfully transformative acquisition of a majority interest in Cuattro Vet," commented Robert Grieve, Heska's Chairman and CEO.  "Our strong fourth quarter performance, coupled with the exciting combination of Heska and Cuattro Vet, has us poised for an exciting 2013.  We remain focused on giving our sales organization more products to sell to our growing customer base."

"We were also pleased to establish a distribution relationship with and send an initial stocking order of products to MWI Veterinary Supply, Inc. in the fourth quarter of 2012," added Dr. Grieve.  "We are pleased with the early signs of success we are seeing with our ALLERCEPT® Therapy Drops sublingual allergy therapy product, as well as our new Element DC™ Chemistry Analyzer."

Financial Results
Fourth quarter 2012 revenue was $18.5 million as compared to $15.5 million in the fourth quarter of 2011.  In the fourth quarter of 2012, Core Companion Animal Health revenue grew approximately 23.0% to $15.7 million from $12.8 million in the prior year period and Other Vaccines, Pharmaceuticals and Products revenue remained essentially flat at $2.8 million.  Gross profit was $7.4 million, or a 40.1% gross margin, in the fourth quarter of 2012 compared with gross profit of $6.6 million, or 42.5% gross margin, in the fourth quarter of 2011.  Total operating expenses were $6.7 million, or 36.2% of sales, in the fourth quarter of 2012 compared with total operating expenses of $6.2 million, or 39.9% of sales, in the prior year period.  The Company reported operating income of $720 thousand in the fourth quarter of 2012, compared to operating income of $414 thousand in the fourth quarter of 2011.  Income before income taxes was $654 thousand in the fourth quarter of 2012, up from $632 thousand in the prior year period.  In the fourth quarter of 2012, net income was $389 thousand, or $0.07 per diluted share, compared to net income of $484 thousand, or $0.09 per diluted share, in the fourth quarter of 2011.

Full year 2012 revenue was $72.8 million, an increase of 3.9% compared to revenue of $70.1 million in 2011.  In 2012, Core Companion Animal Health revenue grew 7.0% to $61.5 million from $57.5 million in 2011 and Other Vaccines, Pharmaceuticals and Products revenue decreased 10.2% to $11.3 million from $12.6 million in 2011.  2012 Gross profit was $31.1 million, or 42.7% gross margin, compared with gross profit of $29.2 million, or 41.7% gross margin in 2011.  Total operating expenses were $28.9 million, or 39.8% of sales, in 2012 compared with total operating expenses of $25.9 million, or 37.0% of sales in 2011.  The Company reported 2012 operating income of $2.2 million, down from operating income of $3.2 million in 2011.  Income before income taxes was $2.0 million in 2012, down from $3.4 million in 2011.  2012 net income, inclusive of a $606 thousand deferred tax expense, was $1.2 million, or $0.22 per diluted share, compared with 2011 net income of $2.1 million, inclusive of a $1.1 million deferred tax expense, or $0.40 per diluted share.

Balance Sheet
As of December 31, 2012, Heska had $5.8 million in cash and working capital of $18.6 million. Stockholders' equity increased to $48.9 million compared to $48.4 million as of December 31, 2011.

Dividend
Following the acquisition of a majority interest in Cuattro Vet, the Company also formally announced today that its Board of Directors has decided to suspend the Company's quarterly dividend for the foreseeable future.  When making this decision, the Board considered the cash likely to be required to purchase the remaining 45.4% of Cuattro Vet, the cash required to complete the purchase of 54.6% of Cuattro Vet and other acquisitions the Company is considering.  The Company expects it will be able to generate enhanced shareholder value by investing in the growth of its business, including through attractive acquisitions, rather than distributing cash dividends.

Investor Conference Call
Management will conduct a conference call on Monday, February 25, 2013 at 2:30 p.m. MST (4:30 p.m. EST) to discuss the fourth quarter and year-end 2012 financial results. To participate, dial (877) 941-8631 (domestic) or (480) 629-9723 (international); the conference call access number is 4603888.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until March 11, 2013.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The replay access number is 4603888.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single-use, point-of-care tests, pharmaceuticals and vaccines.  The Company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results, including Cuattro Veterinary USA, LLC, which was recently renamed Heska Imaging US, LLC ("Cuattro Vet").  These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to the future success of any acquisition, including Cuattro Vet, of which Heska owns 54.6%; uncertainties related to Heska's future ownership position in Cuattro Vet as a third party has the right to repurchase Heska's 54.6% interest; uncertainties related to the commercialization of products Heska may introduce in the future, such as market acceptance; uncertainties related to Heska's ability to successfully market and sell its products in an economically sustainable manner; uncertainties related to third-party product development efforts, which Heska is significantly reliant upon; competition; risks related to Heska's reliance on third party suppliers, which is substantial; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Financial Table Follows:

Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
Revenue, net:
Core companion animal health	$12,754	$15,691	$57,481	$61,502
Other vaccines, pharmaceuticals and products	2,751	2,762	12,584	11,303
Total revenue, net	15,505	18,453	70,065	72,805

Cost of revenue	8,912	11,049	40,878	41,704

Gross profit	6,593	7,404	29,187	31,101

Operating expenses:
Selling and marketing	3,884	4,319	15,167	18,339
Research and development	305	241	1,650	958
General and administrative	1,990	2,124	9,121	9,646
Total operating expenses	6,179	6,684	25,938	28,943
Operating income	414	720	3,249	2,158
Interest and other (income) expense, net	(218)	66	(117)	135
Income before income taxes	632	654	3,366	2,023
Income tax expense:
Current tax expense (benefit)	(24)	116	165	214
Deferred tax expense (benefit)	172	149	1,056	606
Total income tax expense	148	265	1,221	820
Net income	$484	$389	$2,145	$1,203

Basic net income per share	$0.09	$0.07	$0.41	$0.23
Diluted net income per share	$0.09	$0.07	$0.40	$0.22

Shares used for basic net income per share	5,241	5,362	5,237	5,326

Shares used for diluted net income per share	5,340	5,458	5,338	5,489

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2011	December 31, 2012
Cash and cash equivalents	$6,332	$5,784
Total current assets	28,891	32,955
Property and equipment, net	4,869	6,005
Total assets	61,894	66,826
Line of credit	--	2,552
Total current liabilities	9,289	14,389
Stockholders' equity	48,439	48,862

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